ARMIS SECURITY LTD.
2020 SHARE AWARD PLAN

1.Purposes of the Plan.
The purpose of this 2020 Share Award Plan (the “Plan”) is to advance the interests of Armis Security Ltd. (the “Company”) and its shareholders by attracting and retaining the best available personnel for positions of substantial responsibility, providing additional incentive to employees, officers, directors, advisors and consultants and promoting a close identity of interests between those individuals and the Company and/or its Affiliates.
2.Definitions.
As used herein, the following definitions shall apply:
2.1.“Administrator” means the Board or any of its Committees as shall be administrating the Plan, in accordance with Section 3 hereof.
2.2.“Affiliate” means any entity controlling, controlled by or under common control with the Company. For the purpose of this definition of Affiliate, “control” shall mean the ability to direct the activities of the relevant entity and/or shall include the holding of more than 50% of the capital or the voting of such entity and any “employing company” within the meaning of Section 102(a) of the Ordinance.
2.3.“Applicable Law” means, including but not limited to, the requirements under Israeli tax laws, Israeli social security laws, Israeli security laws, Israeli companies laws, any stock exchange or quotation system on which the shares are listed or quoted and the applicable law of any country or jurisdiction where Awards are granted under the Plan.
2.4.“Award” means a grant of Options, RSU and/or Shares under the Plan or any Sub Plan, including, restricted shares and/or restricted share units and/or share appreciation rights and/or performance units, performance shares and other shares or cash awards as the Administrator may determine.
2.5.“Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.
2.6.“Board” means the Board of Directors of the Company.
2.7.“Committee” means a compensation committee, if any, of the Board, designated from time to time by the resolution of the Board, which shall consist of members of the Board.
2.8.“Companies Law” means the Israeli Companies Law, 1999 and any regulation, rules, orders or other procedures promulgated thereunder as now in effect or as hereafter amended.
2.9.“Consultant” means any person or entity who is engaged by the Company and/or any Affiliate to render consulting or advisory services to such entity.
2.10.“Controlling Shareholder” for purposes of Section 102 shall have the meaning ascribed to it in Section 32(9) of the Ordinance.
2.11.“Employee” means any person who is employed by the Company or its Affiliates, including an individual who is serving as a director or “Nosei Misra”, as such term is defined in the Companies Law, but excluding a Controlling Shareholder as defined in Section 32(9) of the Ordinance.

2.12.“Fair Market Value” means, as of any date, the value of a Share determined as follows:
(i) if the Shares are listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, their Fair Market Value shall be the closing sales price for such Shares (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day prior to the time of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; (ii) if the Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, their Fair Market Value shall be the mean between the high bid and low asked prices for the Shares on the last market trading day prior to the day of determination; or
(iii) in the absence of an established market for the Shares, the Fair Market Value thereof shall be determined in good faith by the Board, and shall be made after such consultations with outside legal, accounting and other experts, that are not related to the Company, as the Board may deem advisable. Without derogating from the above and solely for the purpose of determining the tax liability pursuant to Section 102(b)(3) of the Ordinance, if at the date of grant the Company’s Shares are listed on any established stock exchange or a national market system or if the Company’s Shares will be registered for trading within ninety (90) days following the date of grant under Section 102 Capital Gain Track, the Fair Market Value of the Share at the date of grant shall be determined in accordance with the average value of the Company’s Shares on the thirty (30) trading days preceding the date of grant or on the thirty (30) trading days following the date of registration for trading, as the case may be.
2.13.“ITA” means the Israeli Tax Authority.
2.14.“Option” means an option to purchase a Share pursuant to the Plan or any Sub Plan.
2.15.“Ordinance” means the Israeli Income Tax Ordinance [New Version], 1961 and any regulation, rules, orders or other procedures promulgated thereunder as now in effect or as hereafter amended.
2.16.“Participant” means the holder of an Award granted under the Plan or any Sub Plan.
2.17.“Prime Rate” means the rate from time to time published in the “Money Rates” section of The Wall Street Journal as being the “Prime Rate” (or, if more than one rate is published as the Prime Rate, then the highest of such rates).
2.18.“Repurchase Price” means
2.18.1.on or following the termination of a Participant other than by the Company or any of its Affiliates for Cause (as defined below), an amount equal to the Fair Market Value of a Share on the date that the written notice of repurchase is delivered pursuant to Section 16.1 hereof;
2.18.2.on or following the termination of a Participant by the Company or any of its Affiliates for Cause, the lesser of (i) the original purchase price paid for a Share (as adjusted for any subsequent changes in the outstanding Shares or in the capital structure of the Company) less any dividends or other distributions or bonus received (or to be received) by the Participant (or any transferee) in respect of the Shares (including any cash bonus paid in lieu of an adjustment to an Option) prior to the date of repurchase and (ii) the Fair Market Value of the Shares on the date that the written notice of repurchase is delivered pursuant to Section 16.1. hereof; or

2.18.3.notwithstanding anything contained within clause (i) or (ii) above, if a Participant has violated any restrictive covenant to which he or she is subject to with the Company and/or its Affiliates, the Repurchase Price shall be the lesser of (i) the original purchase price paid for such Shares (as adjusted for any subsequent changes in the outstanding Shares or in the capital structure of the Company) less any dividends or other distributions or bonus received (or to be received) by the Participant (or any transferee) in respect of the Shares (including any cash bonus paid in lieu of an adjustment to an Option) prior to the date of repurchase and
(ii) the Fair Market Value of the Shares on the date that the written notice of repurchase is delivered pursuant to Section 16.1. hereof.
2.19.“Repurchase Right Exercise Period” means, with respect to (i) an Award granted under the Section 102 Tracks, following the receipt of a tax ruling issued by the ITA and subject to the receipt and the terms of any approval (to the extent required by applicable law), and
(ii) all other Awards, the period commencing on the date of termination of a Participant with the Company or any of its Affiliates for any reason and ending upon the lapse of 180 days following the later of (x) the date of such termination and (y) the date on which the applicable Shares were acquired upon the exercise of an Option; provided, that if the approval of the ITA is not obtained, the Repurchase Right Exercise Period with respect to an Award granted under the Section 102 Tracks will instead end upon the lapse of 180 days following the date of termination of a Participant with the Company or any of its Affiliates for any reason.
2.20.“Repurchase Right Lapse Date” means the earlier to occur of (i) the effective date of the registration statement for an IPO and (ii) a Merger/Sale (as defined below).
2.21.“RSU” means a restricted stock unit that is settled in a Share (or at the Administrator’s discretion, in an equivalent amount of cash) pursuant to the Plan or any Sub Plan.
2.22.“Section 102” means Section 102 of the Ordinance.
2.23.“Section 3(i)” means Section 3(i) of the Ordinance.
2.24.“Section 102 Capital Gain Track” means the grant of an Award with a Trustee under the capital gain track as defined in Section 102(b)(2) of the Ordinance.
2.25.“Section 102 Employment Income Track” means the grant of an Award with a Trustee under the employment income track as defined in Section 102(b)(1) of the Ordinance.
2.26.“Section 102 Trustee Track Award” means Award granted under Section 102 Capital Gain Track or Section 102 Employment Income Track.
2.27.“Section 102 Non-Trustee Track” means the grant of an Award without a trustee as defined in Section 102(c) of the Ordinance.
2.28.“Share” means an ordinary share of the Company, without par value per share.
2.29.“Sub Plan” means any sub plan adopted by the Board.
3.Administration of the Plan.
3.1.Procedure.
3.1.1.The Plan shall be administered by the Board or a Committee appointed by the Board.

3.1.2.In administering the Plan, the Board or the Committee (subject to the provisions under the Companies Law) shall comply with all Applicable Laws.

3.2.Powers of the Administrator. Subject to the provisions of the Plan, Applicable Law and the approval of any relevant authorities, the Administrator shall have the authority, in its discretion:
3.2.1.to grant an Award under the Plan;
3.2.2.to construe and interpret the terms of the Plan and any Award granted pursuant to the Plan;
3.2.3.to determine the number of Shares to be covered by each such Award granted hereunder;
3.2.4.to determine the exercise price of the Shares covered by each Option;
3.2.5.to determine the Participants to whom, and the time or times at which, Awards shall be granted;
3.2.6.to prescribe forms of Award Agreement for use under the Plan;
3.2.7.to determine the terms and conditions of any Award granted hereunder;
3.2.8.to prescribe, amend and rescind rules and regulations relating to the Plan;
3.2.9.subject to Applicable Law, to make an Election (as defined below);
3.2.10.to appoint a Trustee (as defined below);
3.2.11.to amend the Plan and/or the terms and conditions under which an Award has been granted under the Plan;
3.2.12.to accelerate the vesting periods of an Award; and
3.2.13.to take all other actions and make all other determinations necessary for the administration of the Plan.
3.3.Effect of Administrator’s Decision. All decisions, determinations and interpretations of the Administrator shall be final and binding on all persons, including, without limitation, Participants and beneficiaries of Participants. No member of the Administrator shall be liable for any action or determination with respect to the Plan or any Award granted hereunder.
3.4.Grants to Administrator Members. A member of the Administrator shall be eligible to receive an Award under the Plan while serving on the Administrator, in accordance with the provisions of any Applicable Law.
3.5.Certain Award Grants. All grants of Awards to Participants pursuant to the Plan shall be authorized and implemented in accordance with the provisions of Applicable Law, including the Companies Law and the Ordinance.
4.Eligibility.
4.1.Subject to the provisions of the Plan, the Administrator may at any time, and from time to time, grant Awards to Participants under the Plan.
4.2.Awards granted under the Plan to Employees shall be granted pursuant to the provisions of Section 102 Capital Gain Track, Section 102 Employment Income Track and/or Section 102 Non-Trustee Track (together, the “Section 102 Tracks”). All Section 102 Tracks shall be subject to the provisions of Section 102 and the Ordinance and any pre-ruling related thereto including the Income Tax Rules (Tax Benefits in Share Issuance to Employees), 5763-2003. The Board shall make an election with respect to either Section 102 Capital Gain Track or Section 102 Employment Income Track in accordance with the provisions of Section 102(g) of the Ordinance (the “Election”).
4.3.For avoidance of doubt, the grant of an Section 102 Trustee Track Award is subject to approval and filing the Company’s Election with the ITA at least thirty (30) days prior to the date of first grant of Awards, all in accordance with Section 102 and the regulations promulgated thereunder.
4.4.A Section 102 Trustee Track Award shall be held in trust pursuant to Section 5 of the Plan.
4.5.Awards granted under the Plan to Consultants and/or to Controlling Shareholders shall be granted pursuant to the provisions of Section 3(i). The Administrator may determine, in its sole discretion, that any such Awards shall be held in trust pursuant to Section 5 of the Plan.
4.6.An Award granted under Section 102 shall be granted only to Employees of the Company who are not Controlling Shareholders of the Company.
4.7.For the avoidance of any doubt, the designation of Section 102 Capital Gain Track, Section 102 Employment Income Track and Section 102 Non-Trustee Track shall be subject to the terms and conditions of Section 102.
4.8.The receipt of an Award under the Plan shall not confer upon any Participant any right with respect to continuing the Participant’s relationship with the Company or an Affiliate as an Employee, Consultant or service provider nor shall it interfere in any way with his or her right or the Company’s right, or the right of the Company’s Affiliate, to terminate such relationship at any time, with or without Cause (as defined below).
4.9.With respect to the grant of Section 102 Non-Trustee Track, the Participant will be obligated to provide the Company with any form of collateral or guarantee, which shall satisfy the demands of the Administrator in its sole discretion, in order to secure payment by the Participant of any applicable income tax and/or social charges due in the event that the Participant is no longer employed by the Company or its Affiliates when the Shares are sold and the related taxes become due and payable. An Award granted pursuant to Section 102 Non-Trustee Track shall be granted in accordance with the provisions of Section 102(c) of the Ordinance.
5.Appointment of a Trustee.
5.1.In the case of an Election of either Section 102 Capital Gain Track or Section 102 Employment Income Track, the Board shall elect and appoint a Trustee (the “Trustee”). Upon such an appointment, a trust agreement, which complies with the relevant and Applicable Law, will be signed between the Trustee and the Company.
5.2.In the case of an Election of either Section 102 Capital Gain Track or Section 102 Employment Income Track, all Awards granted (and Shares issued upon exercise of Options) shall be held by the Trustee and registered in the Trustee’s name for the benefit of the Employee. Awards or any Shares allocated or issued upon exercise of Options and/or other Shares and/or rights received subsequently following any realization of rights, including without limitation bonus shares and dividends, shall be registered and held by the Trustee for the benefit of the Employee at least until the end of the restricted period as defined in Section 102 (the “Restricted Period”).

5.3.In the event that the requirements under Section 102 Capital Gain Track or Section 102 Employment Income Track are not met, then such Award shall be treated in accordance with the provisions of Section 102 and will result in adverse tax consequences pursuant to Section 102.
5.4.Notwithstanding anything to the contrary, the Trustee shall not release any Awards or any Shares allocated or issued upon exercise of Options and/or other Shares and/or rights received subsequently following any realization of rights, including without limitation bonus shares and dividends), granted under Section 102 Capital Gain Track or Section 102 Employment Income Track prior to the full payment of the Participant’s tax liabilities arising from such Awards.
5.5.As long as the applicable tax has not been paid, neither the Option nor the Shares subject to the Award, as the case may be, may be sold, transferred, assigned, pledged, mortgaged, hypothecated, seized or given as collateral or disposed of in any manner other than through a transfer by will or by the laws of descent or distribution, nor may be the subject of an attachment, power of attorney or transfer deed (other than a power of the purpose of participation in shareholders meetings or voting such Shares) unless Section 102 and any regulations, rules, orders or procedures promulgated thereunder allow otherwise.
5.6.With respect to any Section 102 Trustee Track Award, subject to the provisions of Section 102 and any regulations, rules orders or procedures promulgated thereunder, a Participant shall not be entitled to sell and/or release from trust any Options and/or other Shares and/or rights received subsequently following any realization of rights, including without limitation any shares or dividends, until the lapse of the Restricted Period and/or in accordance with a tax ruling obtained.
5.7.The Trustee shall be exempt from any liability in respect of any action or decision duly taken in its capacity as a Trustee; provided, however, that the Trustee acted at all times in good faith.
6.Shares Subject to the Plan.
6.1.Subject to the provisions of Section 12 below, the maximum aggregate number of Shares which may be received under the Plan shall be 60,851,788, as may be amended by the Board from time to time. Shares distributed pursuant to the Plan may consist of authorized but unissued Shares.
6.2.If an Award expires or becomes non-exercisable without having been exercised in full, the non-purchased Shares which were subject thereto shall become available for grant or sale under the Plan.
7.Exercise Price and Method of Payment.
7.1.The exercise price of an Award shall be determined by the Administrator on the date of grant in accordance with Applicable Law and subject to guidelines as shall be suggested by the Board from time to time.
7.2.The consideration for the exercise of an Option shall be payable in a form satisfactory to the Administrator, including without limitation, by cash or check. The Administrator shall have the authority to postpone the date of payment on such terms as it may determine. In addition, the Administrator, in his full discretion and subject to Applicable Law and/or tax ruling issued by the ITA, may adopt a cashless and/or net exercise method in accordance with the ITA ruling (if required) or the ITA’s guidelines.

7.3.The proceeds received by the Company from the issuance of Shares subject to the Options will be added to the general funds of the Company and used for its corporate purposes.
8.Exercise of Option.

8.1.Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.
8.2.An Option shall be deemed exercised when the Company receives: (i) a written or electronic notice of exercise (in accordance with the Award Agreement) from the person entitled to exercise the Option, and (ii) full payment of the exercise price for such Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by Applicable Law, the Award Agreement and the Plan. Shares issued upon the exercise of an Option shall be issued in the name of the Participant; provided that Shares issued upon exercise of any Section 102 Trustee Track Award shall be held, issued and registered in the name of the Trustee for the benefit of the Participant until the end of the Restricted Period.
8.3.No Shares shall be issued based on an exercise of the Option unless such issuance and exercise fully comply with Applicable Law. If any law or regulation requires the Company to take any action with respect to the Shares specified in such notice of exercise before the issuance thereof, then the date of their issuance shall be extended for the period necessary to take such action. Assuming such compliance, the Shares shall be considered issued to or for the benefit of the Participant on the date on which the Option is exercised with respect to such Shares.
8.4.Subject to Applicable Law, an Option may not be exercised unless, at the time the Participant gives notice of exercise to the Company, the Participant includes with such notice also payment in cash or by check (or payment through sale of shares if authorized by the Administrator) of all withholding taxes due, if any, on account of his or her acquired Shares under the Option or gives other assurance satisfactory to the Administrator of the payment of those withholding taxes.
8.5.Exercise of an Option in any manner shall result in a decrease in the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.
9.Restricted Stock Units.
9.1.A Restricted Stock Unit (“RSU”) is an Award covering a number of Shares that may be settled in cash, by issuance of those Shares at a date in the future, or by a combination of cash and Shares. No purchase price shall apply to an RSU settled in Shares. All grants of RSUs will be evidenced by an Award Agreement (the “RSU Agreement”) that will be in such form (which need not be the same for each Participant) as the Administrator will from time to time approve, and will comply with and be subject to the terms and conditions of this Plan. No RSU will have a term longer than ten (10) years from the date the RSU is granted.
9.2.To the extent permissible under applicable law, the Administrator may permit a Participant to defer payment (including settlement) under an RSU to a date or dates after the RSU has vested, provided that the terms of the RSU and any deferral satisfy the requirements of

Section 409A of the Code (or any successor) and any regulations or rulings promulgated thereunder, to the extent the Participant is subject to Section 409A of the Code. Payment may be made in the form of cash or whole Shares or a combination thereof, all as the Administrator determines.
9.3.The Board may permit Participants holding RSUs to receive dividend equivalent payments on outstanding RSUs if and when dividends are paid to stockholders on Shares. In the discretion of the Board, such dividend equivalent payments may be paid in cash or Shares and they may either be paid at the same time as dividend payments are made to stockholders or delayed until Shares are issued pursuant to the RSU grants and may be subject to the same vesting or performance requirements as the RSUs. If the Board permits dividend equivalent payments to be made on RSUs, the terms and conditions for such dividend equivalent payments will be set forth in the RSU Agreement.
10.Term of Award.
The term of an Award shall expire on such date or dates as the Administrator shall determine at the time of the grant; provided, however, that the term of an Award shall not exceed ten (10) years from the date of grant thereof and shall be subject to Section 12 below.
11.Non-Transferability of Award.
Except as permitted by the Administrator and subject to Section 5 above, to the extent the provisions of Section 5 are applicable, Awards granted under this Plan and the rights and privileges thereof shall not be transferrable or assignable by a Participant, other than by will or by the laws of descent and distribution, and, with respect to Nonqualified Share Options, by instrument to an inter vivos or testamentary trust in which the Nonqualified Share Options are to be passed to beneficiaries upon the death of the trustor (settlor) or a revocable trust, or by gift to “family member” as that term is defined in Rule 701 promulgated by the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended (“Rule 701”), and may not be made subject to execution, attachment or similar process. For the avoidance of doubt, the prohibition against assignment and transfer applies to Awards and any Shares underlying the Awards prior to the issuance of the Shares, and pursuant to the foregoing sentence shall be understood to include, without limitation, a prohibition against any pledge, hypothecation, or other transfer, including any short position, any “put equivalent position” or any “call equivalent position” (in each case, as defined in Rule 16a-1 promulgated under the U.S. Securities Exchange Act of 1934, as amended). Unless an Award is transferred pursuant to the terms of this Section during the lifetime of the Participant, an Award will be exercisable only by the Participant or Participant’s legal representative and any elections with respect to an Award may be made only by the Participant or Participant’s legal representative. The terms of an Award shall be binding upon the executor, administrator, successors and assigns of the Participant who is a party thereto.

12.Termination.
12.1.In the event of termination of the Participant’s employment with the Company or any of its Affiliates, or if applicable, the termination of services given to the Company or any of its Affiliates (other than as provided in Sections 12.2 and 12.3 below), (i) all Options granted to the Participant, which are vested and exercisable at the time of such termination, may, unless earlier terminated in accordance with the Award Agreement, be exercised within three (3) months after the date of such termination (or such different period as the Administrator shall prescribe) but in no event later than the expiration of the term of such Option as set forth in the Award Agreement and (ii) all Options granted to the Participant, which are not vested and exercisable at the time of such termination, shall expire and the Shares covered by the unvested portion of the Options shall revert to the Plan. If vested Options are not so exercised within the period specified above following termination, the Options shall expire, and the Shares covered by such Options shall revert to the Plan. With respect to Awards other than

Options, all Awards granted to the Participant, which are unvested and/or are subject to restrictions that have not lapsed, at the time of such termination, shall terminate, expire and Shares coved by such vested or restricted Awards shall revert to the Plan.
12.2.In the event of termination of the Participant’s employment with the Company or any of its Affiliates, or if applicable, the termination of services given to the Company or any of its Affiliates, by reason of death or total and permanent disability, (i) all Options granted to the Participant, which are vested and exercisable at the time of such termination may be exercised by the Participant, the Participant’s legal guardian, the Participant’s estate or a person who acquires the right to exercise the Option upon bequest or inheritance, as the case may be, within twelve (12) months after termination to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement) and (ii) all Options granted to the Participant, which are not vested and exercisable at the time of such termination, shall expire and the Shares covered by the unvested portion of the Options shall revert to the Plan. If vested Options are not so exercised within the period specified above following termination, the Options shall expire, and the Shares covered by such Options shall revert to the Plan. With respect to Awards other than Options, all Awards granted to the Participant, which are unvested and/or the restrictions have not lapsed, at the time of such termination, shall terminate, expire and Shares coved by such vested or restricted Awards shall revert to the Plan.
12.3.Notwithstanding Sections 121. and 12.2 above, in the event of termination of the Participant’s employment with the Company or any of its Affiliates, or if applicable, the termination of services given to the Company or any of its Affiliates for Cause, all outstanding Awards granted to such Participant (whether vested or not) shall, to the extent not previously exercised, terminate on the date of such termination, unless otherwise determined by the Administrator, and the Shares covered by such Award shall revert to the Plan.
12.4.A termination for “Cause” shall mean, with respect to any Participant and in the absence of an Award Agreement or other service agreement then in effect with the Company or its Affiliates otherwise defining Cause, any of the following: (i) the Participant has committed a dishonorable criminal offense; (ii) the Participant is in breach of the Participant’s duties of trust or loyalty to the Company and/or its Affiliates; (iii) the Participant deliberately causes harm to the Company’s and/or its Affiliates’ business affairs, and/or any action by the Participant which has a detrimental effect on the Company and/or its Affiliates’ reputation or business; (iv) the Participant breaches the confidentiality and/or non-competition and/or non-solicitation and/or assignment of inventions provisions of any agreement between the Company and/or its Affiliates and the Participant and/or the provisions relating to confidentiality of the terms and conditions of any agreement between the Company and/or its Affiliates and the Participant; (v) the Participant’s failure or inability to perform any reasonable assigned duties after written notice from the Company and/or its Affiliates of, and a reasonable opportunity to cure, such failure or inability; and/or (vi) circumstances that do not entitle the Participant to severance payments under any applicable law and/or under any judicial decision of a competent tribunal. If, subsequent to the termination of a Participant for any reason other than by the Company or its Affiliates for Cause, it is discovered that the Participant’s employment or service could have been terminated for Cause, such Participant’s employment or service shall, at the discretion of the Administrator, be deemed to have been terminated by the Company or its Affiliates for Cause for all purposes under the Plan, and the Participant shall be required to repay to the Company and/or its Affiliates all amounts received by him or her in connection with Awards following such termination that would have been forfeited under the Plan had such termination been by the Company or its Affiliates for Cause. In the event that there is an Award Agreement or other service agreement then in effect with the Company or its Affiliates otherwise defining Cause, “Cause” shall have the meaning provided in such agreement, and a termination by the Company or its Affiliates for Cause hereunder shall not be deemed to have occurred unless all applicable notice and cure periods in such Award Agreement or service agreement are complied with.
12.5.In the event that the Participant does not comply in full with any of non-compete, non-solicitation, confidentiality or any other fundamental requirements of any agreement between the Company and/or its Affiliates and the Participant (whether before or after termination of the Participant’s employment or engagement, as applicable, by the Company and/or its Affiliates), the Administrator may, in its sole discretion, refuse to allow the exercise of the Options, and all outstanding Options, shall be terminated, and the Shares covered by such Option shall revert to the Plan.
13.Adjustments upon Changes in Capitalization; Repricing.
13.1..In the event of a share split, reverse share split, share dividend, recapitalization, combination or reclassification of the Shares, rights issuance or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company (but not the conversion of any convertible securities of the Company), the Administrator shall make an appropriate adjustment, as it determines equitable in its sole discretion, in the number of Shares related to each outstanding Award, the number of Shares reserved for issuance under the Plan, the exercise price per Share of each outstanding Option; provided, however, that any fractional Shares resulting from such adjustment shall be rounded down to the nearest whole Share unless otherwise determined by the Administrator. Except as expressly provided herein, no issuance by the Company of Shares of any class, or securities convertible into Shares of any class, shall affect an Award granted to a Participant granted prior to such date, and no adjustment by reason thereof shall be made with respect to the number or price of Shares subject to an Award. The application of this Section with respect to any 102 Awards shall be subject to obtaining a ruling from the ITA, to the extent required by applicable law and subject to the terms and conditions of any such ruling.
13.2.The Administrator may, at any time or from time to time, authorize the Company, with the consent of the respective Participants, to issue new Awards in exchange for the surrender and cancellation of any or all outstanding Awards. Subject to prior stockholder approval when so required by applicable law, the Administrator may reprice Options subject to the consent of the respective Participants.

14.Dissolution or Liquidation.
In the event of dissolution or liquidation of the Company, the Administrator shall notify each Participant as soon as practicable prior to the effective date of such transaction. The Administrator, in its discretion, will determine the period of time during which an Option (which is vested and exercisable) may be exercised, which in no event be less than ten (10) days prior to such transaction. To the extent the Option has not been previously exercised, the Option will expire immediately prior to the consummation of such proposed action.

15.Merger/Sale.
15.1.In the event of a single transaction and/or a series of transactions in connection with any of the following events: (i) a transfer of all or substantially all of the issued and outstanding share capital of the Company to any person; (ii) a sale or transfer of all or substantially all of the assets of the Company and its subsidiaries; (iii) a merger or consolidation of the Company (or of any subsidiary of the Company and in which the Company issues shares pursuant to such merger or consolidation) (including a merger pursuant to Chapter 8 of the Companies Law) in which the shareholders of the Company immediately prior to such merger or consolidation do not hold, immediately after such merger or consolidation, a majority of the share capital and voting rights of the surviving entity (or the parent company of such entity), or any transaction or series of related transactions in which a person or group of persons acquire more than fifty percent (50%) of the issued and outstanding share capital of the Company, provided, however, that, in the case of this subsection (iii), shares of the surviving entity (or the parent company of such entity) held by shareholders of the Company acquired by means other than the exchange or conversion of the shares of the Company shall not be used in determining if the shareholders of the Company hold a majority of the share capital and voting rights of such entity; or (iv) such other transaction that is determined by the Board to be a transaction having a similar effect (all such transactions being herein referred to as a “Merger/Sale”), then, without the Participant’s consent or action:
15.1.1.Any surviving corporation or acquiring corporation or any parent or affiliate thereof, all as determined by the Board in its discretion, may assume or continue any Awards outstanding under the Plan in whole or in part or shall substitute similar awards in whole or in part.
15.1.2.In the event that the Awards are not assumed or substituted (in whole or in part), then the Board may (but shall not be obligated to), in lieu of such assumption or substitution of the Award and in its sole discretion: (a) provide the Participant with the right to exercise the vested Award and/or cancel all of the unvested Awards and/or (b) provide for the cancellation of each outstanding Award at the closing of such Merger/Sale, and payment (by cash and/or securities) to the Participant for any vested Award, as determined by the Board, all subject to such terms and conditions as determined by the Board; provided, however, that holders of Options and other Awards subject to exercise shall be entitled to consideration in respect of cancellation of such Awards only if the per-share consideration less the applicable exercise price is greater than zero dollars ($0), and to the extent that the per-share consideration is less than or equal to the applicable exercise price, such Awards shall be canceled for no consideration.
15.1.3.The Board shall have the right (but shall not be obligated) to accelerate the vesting of an Award, as to all or part of the Shares covered by the Award which would not otherwise be exercisable or vested, and all under such terms and conditions as the Board shall determine on a case-by-case basis.
15.2.Notwithstanding the above, in the event of a Merger/Sale in which all or substantially all of the Shares of the Company are to be sold and/or exchanged for securities of another company, each Participant shall be obliged to sell or exchange, as the case may be, any Shares issued to the Participant under the Plan, in accordance with the instructions issued by the Board, whose determination shall be final.
15.3.Notwithstanding the foregoing, in the event of a Merger/Sale, the Board may determine, in its sole discretion, that upon or prior to completion of such Merger/Sale, the terms of the Plan shall be amended and/or modified and/or the terms of any Award be otherwise amended, modified or terminated, as the Board shall deem to be appropriate, including but not limited to, that the Award shall confer the right to purchase or receive any other security or asset, or any combination thereof, or that its terms be otherwise amended, modified or terminated, as the Board shall deem to be appropriate.
15.4.Neither the authorities and powers of the Board under this Section 15 nor the exercise or implementation thereof, shall (i) be restricted or limited in any way by any adverse consequences (tax or otherwise) that may result to any holder of an Award, and (ii) be deemed to constitute a change or an amendment of the rights of such holder under the Plan, nor shall any such adverse consequences (as well as any adverse tax consequences that may result from any tax ruling or other approval or determination of any relevant tax authority) be deemed to constitute a change or an amendment of the rights of such holder under the Plan.
15.5.For avoidance of doubt, it is hereby clarified that any tax consequences arising from the above described shall be borne solely by the Participant.
15.6.Notwithstanding the above said, the Board may, in its sole discretion, decide other terms regarding the treatment of the outstanding Awards, in case of a Merger/Sale and/or in case of an initial public offering of the securities of the Company (“IPO”).
15.7.The Administrator need not take the same action or actions with respect to all Awards or portions thereof or with respect to all Participants. The Administrator may take different actions with respect to the vested and unvested portions of an Award.
16.Repurchase Rights Upon Termination.
Following the receipt of a tax ruling issued by the ITA and subject to the receipt and the terms and conditions of any approval (to the extent required by applicable law), the following shall apply (such tax ruling shall be deemed an integral part of the Section 102 Trustee Track Awards and shall prevail over any term contained in this Plan or Award Agreement that is not consistent therewith):
16.1.In the event of termination of the Participant’s employment with the Company or any of its Affiliates, or if applicable, the termination of services given to the Company or any of its Affiliates, prior to the Repurchase Right Lapse Date, then at any time during the Repurchase Right Exercise Period, the Company shall have the right to repurchase the Shares received by the Participant pursuant to Awards granted hereunder at a per-share price equal to the Repurchase Price (the “Repurchase Right”). The Repurchase Right shall be exercisable upon written notice to the Participant indicating the number of Shares to be repurchased and the date on which the repurchase is to be effected during the Repurchase Right Exercise Period. To the extent not otherwise held in book entry form by the Company, the certificates representing the Shares to be repurchased shall be delivered to the Company prior to the close of business on the date specified for the repurchase.
16.2.If the Company exercises the Repurchase Right following the termination of the Participant’s employment with the Company or any of its Affiliates, or if applicable, the termination of services given to the Company or any of its Affiliates other than (i) by the Company or any of its Affiliates for Cause, or (ii) by such Participant’s voluntary resignation, the aggregate Repurchase Price shall be paid in a lump sum at the time of repurchase.
16.3.If the Company exercises the Repurchase Right following the termination of the Participant’s employment with the Company or any of its Affiliates, or if applicable, the termination of services given to the Company or any of its Affiliates (i) by the Company or any of its Affiliates for Cause or (ii) by such Participant’s voluntary resignation, the

Company shall be permitted to issue a promissory note equal to the aggregate Repurchase Price in lieu of a cash payment; provided, however, that such promissory note shall have a maturity date that does not exceed three (3) years from the date of such repurchase, shall bear simple interest of not less than the Prime Rate in effect on the date of such repurchase, and shall be payable as to interest in equal monthly installments during the term of the note and as to principal on the maturity date.
16.4.If the Company is not permitted under Applicable Law to repurchase Shares, the Company’s Controlling Shareholders (save, for avoidance of doubt, for other Participants who hold Shares resulting from the Awards granted under the Plan or any other employee benefit plan) shall be entitled to exercise the Repurchase Right in accordance with this Section.
16.5.In connection with any repurchase of Shares pursuant to this Section 16, the Company will be entitled to receive customary representations and warranties from the Participant regarding the repurchase of such Shares as may be reasonably requested by the Company, including, but not limited to, the representation that the Participant has good and marketable title to such Shares to be transferred free and clear of all liens, claims, and other encumbrances.
17.Articles of Association; Shareholders Agreement; Lock-Up.
17.1.Participant acknowledges the terms and provisions of the Articles of Association of the Company, as shall be amended from time to time, shall apply to the Shares.
17.2.Participant acknowledges and accepts the terms and provisions of any shareholders agreements as applicable to other shareholders holding Shares of the Company, and agrees to be bound by their terms as if he or she was an original party thereof if requested by the Company.
17.3.Participant acknowledges that until the consummation of an IPO, Shares issued to the Participant upon an exercise of an Option or vesting of an Award, shall not be sold, pledged, assigned, hypothecated, transferred, mortgaged, seized or given as collateral or disposed of in any manner other than, subject to Section 5, to the extent the provisions of Section 5 are applicable, by will or by the laws of descent or distribution or by instrument to an inter vivos or testamentary trust in which the Shares are to be passed to beneficiaries upon the death of the trustor (settlor) or a revocable trust, or by gift to “family member” as that term is defined in Rule 701 and shall not be subject to sale under execution, attachment, levy or similar process, unless determined otherwise by the Board.
17.4.Participant acknowledges that in the event that the Company’s Shares shall be registered for trading in any public market, the Participant’s rights to sell the Shares may be subject to certain limitations (including a lock-up period), as will be requested by the Company or its underwriters, and the Participant unconditionally agrees and accepts any such limitation.
18.Date of Grant.
Subject to Applicable Law, the date of grant of an Award shall, for all purposes, be the date on which the Administrator makes the determination granting such Participant an Award.
19.Rights as a Shareholder; Voting and Dividends.
19.1.Prior to exercise of an Option or vesting of an Award, and with respect to restricted Shares during the period of restrictions, a Participant shall have none of the rights of a shareholder of the Company. Upon exercise of an Option or vesting of an Award, a Participant shall have no shareholder rights until the Shares are issued, as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company.

19.2.Upon issuance of Shares as a result of the exercise of Options or vesting of an Award, the Shares shall carry equal voting rights on all matters where such vote is permitted by Applicable Law. The Company shall issue (or cause to be issued) such Shares as soon as practicable after the Option is exercised or the Award vests. No adjustment will be made for a dividend or other shareholder right for which the record date precedes the date of issuance of the Shares, unless otherwise determined by the Board.
19.3.Until the consummation of an IPO, the Shares covered under an Award shall be voted by an irrevocable proxy (the “Proxy”), such Proxy to be assigned to the person or persons designated by the Board to vote the Shares for the benefit of the Participant. Such person or persons designated by the Board shall be indemnified and held harmless by the Company and/or its Affiliate and the Participant against any cost or expense (including counsel fees) reasonably incurred by him/her, or any liability (including any sum paid in settlement of a claim with the approval of the Company and/or its Affiliate) arising out of any act or omission to act in connection with the voting of such Proxy unless arising out of such person’s own fraud or bad faith, to the extent permitted by Applicable Law. Such indemnification shall be in addition to any rights of indemnification such person(s) may have as a director or otherwise under the Company’s incorporation documents, any agreement, any vote of shareholders or disinterested directors, insurance policy or otherwise.
20.Tax Consequences.
20.1.Any tax consequences arising from the grant of any Award and/or vesting of an Award and/or exercise of any Option and/or from sale of Shares and/or any disposition of Shares or Award and/or from any other event or act (whether of the Participant or of the Company or its Affiliates or of the Trustee) hereunder, shall be borne solely by the Participant.
20.2.The Company and/or the Trustee shall have the right to withhold taxes according to the requirements under Applicable Laws, rules, and regulations, including withholding taxes at source and under Section 102 or Section 3(i).
20.3.Furthermore, a Participant shall indemnify the Company and/or Affiliate and/or the Company’s shareholders and/or directors and/or officers, and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold tax.
20.4.Except as otherwise required by law, the Company shall not be obligated to honor the exercise of any Option and/or vesting of an Award by or on behalf of a Participant until all tax consequences (if any) arising from the exercise of such Options and/or vesting of an Award are resolved in a manner reasonably acceptable to the Company.
20.5.With respect to Section 102 Trustee Track Awards, the Trustee and/or the Company will withhold any tax due to the ITA according to the applicable trust agreement, the Plan and any Applicable Law.
20.6.Without derogating the above, the Participant’s Award shall be subject to any tax ruling and/or other arrangements between the Company and the relevant tax authorities.
20.7.Any Award granted under Section 102 Capital Gain Track is meant to comply in full with the terms and conditions of Section 102 and the requirements of the ITA, therefore the Plan is to be read such that it complies with the requirements of Section 102. Should any provision in the Plan disqualify the Plan and/or any Award granted under Section 102 Capital Gain Track granted thereunder from beneficial tax treatment pursuant to the provisions of Section 102, such provision shall not apply to such Awards and underlying Shares unless the ITA provides approval of compliance with Section 102.
21.Term, Termination and Amendment of the Plan.

21.1.The Plan shall become effective upon its adoption by the Board and shall continue in effect for a term of ten (10) years from the date of adoption unless sooner terminated.
21.2.The Board may at any time amend, alter, suspend or terminate the Plan or the term and conditions of an Award granted under the Plan.
21.3.Termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.
22.Conditions Upon Issuance of Shares.
22.1.Legal Compliance. Shares shall not be issued pursuant to the exercise of an Option or vesting of an Award unless the exercise of such Option or vesting of such Award, the method of payment and the issuance and delivery of such Shares shall comply with Applicable Law and shall be further subject to the approval of counsel for the Company with respect to such compliance.
22.2.Investment Representations. As a condition to the exercise of an Option, or the grant of an Award, the Administrator may require the Participant to represent and warrant at the time of such exercise or grant that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.
22.3.Other Compliance. At the time of issuance, a Participant shall not be in default under any agreement between the Company and any of its Affiliates and Participant.
23.Inability to Obtain Authority.
The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance of any Shares hereunder, shall release the Company from any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.
24.Reservation of Shares.
The Company, during the term of the Plan, shall at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.
25.Multiple Agreements.
The terms of each Award may differ from other Awards granted under the Plan at the same time. The Administrator may also grant more than one Award to a given Participant during the term of the Plan in addition to one or more Awards previously granted to that Participant.
26.Governing Law.
The Plan shall be governed by and construed and enforced in accordance with the laws of the State of Israel, without giving effect to the principles of conflict of laws. The competent courts of Tel Aviv, Israel shall have sole jurisdiction in any matters pertaining to the Plan.
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